EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Deseo Swimwear Inc. on Form S-1 (Amendment No. 4) (File No. 333-249308) of our report dated April 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Deseo Swimwear Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP Houston, Texas December 3, 2020 186080 aud consent 1120